UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2024

HNR ACQUISITION CORP

(Exact name of registrant as specified in its charter)

Delaware	001-41278	85-4359124
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3730 Kirby Drive, Suite 1200

Houston, Texas 77098

(Address of principal executive offices, including zip code)

(713) 834-1145

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol	Name of each exchange on which registered
Class A Common stock, par value $0.0001 per share	HNRA	NYSE American
Redeemable warrants, exercisable for three quarters of one share of Class A Common Stock at an exercise price of $11.50 per share	HNRAW	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2024, HNR Acquisition Corp (the “Company”), announced that Mark H. Williams, age 54, was hired as Corporate Controller and Vice President of Finance and Administration. Mitchell B. Trotter, Chief Financial Officer of the Company, will continue to serve as the Company’s principal financial officer but will no longer perform the functions of principal accounting officer.

Mr. Williams has served as an accounting consultant to the Company since September 2023. Prior to this, Mr. Williams served as a Group Director at Worley Limited from May 2019 to February 2023. From July 2004 to April 2019, Mr. Williams served as Director of Accounting and then Regional Controller with Jacobs Solutions. Mr. Williams holds a Bachelor of Business Administration degree in Accounting from The College of William & Mary.

In connection with the hiring of Mr. Williams as Corporate Controller and Vice President of Finance and Administration, the Company and Mr. Williams entered into an Executive Employment Agreement, effective as of January 29, 2024 (the “Employment Agreement”). The Employment Agreement is on the Company’s standard form for officers, and provides that the Company shall pay to Mr. Williams an annual base salary of $175,000. In addition, the Company agreed to issue a one-time Equity Sign-On Incentive to Mr. Williams under the 2023 HNR Acquisition Corp Omnibus Incentive Plan (the “Plan”), which consists of restricted stock units (“RSUs”), equal to 200% of base salary divided by $10 (i.e. 35,000 RSUs), subject to time-based vesting as follows: 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant, and 1/3 on the third anniversary of the date of grant. Mr. Williams will be permitted to participate in any broad-based retirement, health and welfare plans that will be offered to all of the Company’s employees.

Pursuant to the Employment Agreement, if the Company terminates Mr. Williams’ employment without Cause (as defined in the Employment Agreement) or Mr. Williams terminates his employment for Good Reason (as defined in the Employment Agreement), then Mr. Williams will be entitled to: (i) any accrued obligations as of the date of termination, including base salary, PTO and holidays, and continued benefits required by the Company’s employee benefit plans; (ii) continued base salary for 12 months following the date of termination, paid in accordance with the Company’s payroll practices; (iii) the total monthly cost of coverage for Mr. Williams and his covered dependents under COBRA, if elected; and (iv) full vesting in all equity grants as of the date of termination. To receive such severance benefits, Mr. Williams will be required to execute a non-competition agreement, non-solicitation agreement, or confidentiality agreement or invention assignment agreement and release of claims.

The foregoing summary of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, which is filed as Exhibit 10.1 to this Report and is incorporated herein by reference.

There are no family relationships between Mr. Williams and any director or executive officer of the Company and he was not selected by the Board of Directors to serve as a director or as an executive officer pursuant to any arrangement or understanding with any person. Mr. Williams has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

On February 1, 2024, the Company issued a press release announcing the appointment of Mr. Williams. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibits are being filed herewith:

Exhibit Number	Description
10.1	Executive Employment Agreement, effective January 29, 2024, by and between the Company and Mark Williams.
99.1	Press Release of the Company dated February 1, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 1, 2024	HNR Acquisition Corp

	By:	/s/ Mitchell B. Trotter
	Name:	Mitchell B. Trotter
	Title:	Chief Financial Officer

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